Exhibit 99.1

Lake Shore Bancorp, Inc. Announces Second Quarter Dividend

DUNKIRK, N.Y. — July 27, 2012 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced that the Company’s Board of Directors approved a $0.07 cash dividend on its common stock, payable on August 22, 2012, to shareholders of record as of August 6, 2012. Based on the Company’s closing stock price of $10.00 on July 26, 2012 , the implied dividend yield for the Company’s common stock is currently 2.80%.

Lake Shore, MHC (the “MHC”) which holds 3,636,875 shares, or 61.2% of the Company’s total outstanding stock, will not waive receipt of the dividend payment as it has in past quarters because of the Federal Reserve Board’s recently implemented interim final regulation which requires the prior approval of a majority of the eligible votes of the MHC’s members (i.e., depositors) for the MHC to waive the receipt of dividends. Due to the significant time and expense that would be required to obtain the member vote required by the Federal Reserve Board’s regulation, the Board of Directors of the MHC has determined not to pursue such a vote at this time. Because the Federal Reserve Board has not yet finalized this regulation, the Company can make no assurances that it will continue to declare regular quarterly cash dividends or that its dividend policy will not change in the future.   The Board of Directors believes that a dividend waiver is in the best interests of the MHC and its members, and is hopeful that the Federal Reserve Board will amend its interim final rule in a way that serves the best interests of mutual holding companies, their members and public stockholders, and is consistent with the Dodd-Frank Act, which does not require mutual holding companies to obtain  a member vote in order to waive dividends. The Company’s Board of Directors will review the Federal Reserve Board’s final rule on mutual holding company dividend waivers when such rule becomes available, and will evaluate its impact on the payment of future quarterly dividends.

Company Profile

Lake Shore Bancorp, Inc. (Nasdaq:LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York. The Company had total assets of $494 million and total deposits of $388 million as of March 31, 2012. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Orchard Park, East Amherst, Kenmore, Depew and Hamburg, offering a broad array of retail and commercial lending and deposit services.  The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Lake Shore Bancorp, Inc.	Investor/Media Contact:
31 East Fourth Street	Rachel A. Foley
Dunkirk, New York 14048	Chief Financial Officer
(716) 366-4070 ext. 1220